                                                                    EXHIBIT 3.16

                                                      FILED

                                                   OCT 17 1986

                                                   SECRETARY OF STATE
                                                   STATE OF WASHINGTON

                           ARTICLES OF INCORPORATION

                                       OF

                            INSPIRATION MEDIA, INC.

     KNOW ALL MEN BY THESE PRESENTS that the undersigned, being of legal age and having resolved to form a corporation under and by virtue of the Washington Business Corporation Act and the laws of the State of Washington, does hereby sign the following Articles of Incorporation and states as follows:

                               ARTICLE I  -  NAME
                               ------------------

     The name of the corporation is Inspiration Media, Inc.

                       ARTICLE II  -  PURPOSES AND POWERS
                       ----------------------------------

     The general nature of the business of the corporation and the objects and purposes proposed to be transacted, promoted, and carried on by it are:

     (a) To engage in the business of radio and television broadcasting, receiving and communications.

     (b) To engage in the business of buying, leasing, renting or otherwise acquiring and owning real, personal, or mixed property, improved or unimproved, or any right or interest therein of any kind, nature, and description and wheresoever situated; and to hold, possess, enjoy, manage, improve, develop, or otherwise control the same; to change, exchange, mortgage, pledge, hypothecate, sell, lease, assign, transfer, or otherwise dispose of the property, and any part thereof or any right or interest therein.

     (c) To buy, lease, purchase, hire, or otherwise acquire and to hold, own, possess, enjoy, manage, develop, improve and control, build, erect, construct, reconstruct, remodel, repair, or otherwise dispose of any lands, buildings, offices, machinery, appliances, rights, easements, permits, privileges, franchises, patents, trademarks, licenses, and all other things, rights, privileges, and property which may at any time or in any place be necessary, suitable, convenient, or profitable in the judgment of the Board of Directors for the benefit and purpose of the corporation.

     (d) To manufacture goods, wares, merchandise, and products of any nature and description found by the corporation to be useful and valuable that it may desire to make, use, or dispose of and to engage in the merchandising, buying, selling, trading, importing, or exporting of its own products, equipment, and chattels or the products of another, either wholesale or retail or both, either as agent, broker, or manufacturer.

     (e) To own, lease, acquire, use, and enjoy the benefits of trade names and to register or copyright the same; to deal in patented articles and obtain patents for its own inventions, formulas, principles, or products and to deal in royalties, rights, and privileges and the like that are protected by law and prescription through invention, discovery, or otherwise.

     (f) To be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust, or other enterprise.

     (g) To borrow money and make and issue notes, bonds, debentures, obligations, and evidences of indebtedness of all kinds whether secured by mortgage, pledge, or otherwise, without limit as to amount except as may be prohibited by statute and to secure the same by mortgage, pledge, or otherwise and, generally, to make and perform agreements and contracts of ever kind and description.

     (h) To make guarantees respecting the contracts, securities, or obligations of any person, including without limitation, any shareholder, any affiliated or unaffiliated individual, domestic or foreign corporation, partnership, association, joint venture or trust. The decision of the Board of Directors of the corporation to authorize any such guarantee shall be deemed to include a finding that such a guarantee was reasonably expected to benefit, directly or indirectly, the corporation.

     (i) To subscribe for and buy, purchase, or otherwise acquire and to own, hold, possess, or otherwise control and to sell, assign, transfer, mortgage, or otherwise dispose of shares of capital stock, bonds or other securities of any other corporation or corporations created and existing under the laws of the State of Washington or of any other state, territory, district, colonial possession, or territorial acquisition of the United States or any foreign country and by its duly authorized officers or by proxy to vote such stock shares at any and all stockholders' meetings of the corporation or corporations whose shares are so held and, while the owner thereof, to exercise all rights, powers, authorities, and privileges of any other stockholder of such corporation or corporations ands to issue in exchange therefor and for the purpose of acquiring the same, its own stock, bonds, debentures, or other securities or obligations.

     (j) To hold, sell, transfer, and purchase the shares of its own capital stock to the greatest extent permissible under any present or future law of the State of Washington.

     (k) To accept as full payment or as installment payments or as installment payments for its stock either cash, property, promissory notes, or contracts to provide future services, or other valuable consideration as the Board of Directors may determine.

     (l) To appoint a duly authorized attorney-in-fact with full authority to bind this corporation in all matters and things as fully and completely as the officers of this corporation can do.

     (m) To issue its own bonds and debentures under such terms and conditions and to secure the same in such manner, as the Board of Directors shall determine and to provide that the interest for the payment of such bonds may be a first lien upon the net earnings of the corporation and to further provide that a certain percentage of the net earnings of this corporation may be placed in a sinking fund for the retirement of the bonds, with sums so received being deducted as a fixed charge before the payment of any interest upon its preferred stock, if any, or the declaring of any dividends upon its common stock.

     (n) To conduct and carry on its business, or any part thereof, and to exercise all or any of its corporate powers and rights in the State of Washington and in the various states, territories, colonies, and dependencies of the United States, in the District of Columbia and in all or any foreign country or countries.

     (o) To adopt and enforce Bylaws for the government of its affairs, including the election and removal of any officer or director of this corporation.

     (p) To transact any lawful business which the Board of Directors finds will be in aid of governmental agency.

     (q) To transact any or all lawful business for which corporations may be incorporated under Title 23A of the Revised Code of Washington.

     FINALLY, this corporation has all powers and privileges in the matters and things herein mentioned and described, contemplated, or implied by any reasonable intendment of these Articles to do all things in all manner and form as fully and completely as a natural person in law can do and has and may exercise all powers necessary or convenient to effect its purposes.

                            ARTICLE III  -  DURATION
                            ------------------------

     The existence of this corporation is perpetual.

                              ARTICLE IV  -  STOCK
                              --------------------

     Section 1.  The corporation shall have authority to issue 1,000,000 shares
     ---------
of no par value common stock.

     Section 2.  Each share of stock, when issued, shall be entitled to one
     ---------
vote.  Cumulative voting for directors is not allowed.

     Section 3.  Stock may be issued by the corporation from time to time for
     ---------
such consideration of labor, services, contracts to provide future services, promissory notes, money, or any other tangible or intangible property as may be fixed by the Board of Directors and as authorized by law. If stock is issued for consideration other than cash, the Board of Directors shall make a determination of its value.

     Section 4.  Stockholders shall not have preemptive rights to acquire
     ---------
unissued shares of the corporation.

                   ARTICLE V  -  REGISTERED OFFICE AND AGENT
                   -----------------------------------------

     The location and Post Office address of the registered office of this corporation is 3000 First Interstate Center, 999 Third Ave., Seattle, Washington. The initial registered agent of the corporation at the above address is Steven R. Hake. Branch offices or places of business of the corporation may be hereafter established at any other place or places in the State of Washington or elsewhere, whenever necessary for the proper prosecution of the objects and purposes of the corporation.

                       ARTICLE VI  -  BOARD OF DIRECTORS
                       ---------------------------------

     Section 1.  The Board of Directors who shall manage the affairs of the
     ---------
corporation shall consist of one (1) or more members. Matters concerning the number, election, removal, and powers and authority of the Board of Directors shall be as provided in the Bylaws of the corporation.

     Section 2.  The Board shall adopt the initial Bylaws and has the power and
     ---------
authority to alter, amend, or repeal the Bylaws or adopt new Bylaws. The power and authority of the Board to alter, amend or repeal the Bylaws or adopt new Bylaws and any Bylaws so amended or adopted by the Board shall be subject to repeal or change by action of the stockholders.

     Section 3.  The Board of Directors has the power and authority to
     ---------
distribute assets to its stockholders, in cash or property, to the extent permitted by law.

     Section 4.  The names of the directors and post office addresses of the
     ---------
directors who shall manage the affairs of this corporation until the first annual meeting of the stockholders or until their successors are elected and qualified, are as follows:

                      Edward G. Atsinger, III
                      Salem Media Management
                      2310 Ponderosa Drive, Suite 29
                      Camarillo, California  98010

     Section 5.  The Board of Directors may by resolution passed by a majority
     ---------
of the entire Board of Directors designate two or more directors to constitute an executive committee, which shall have and exercise the authority of the Board of Directors in the management of the business of the corporation to the extent provided in the resolution and permitted by law.

                          ARTICLE VII  -  INCORPORATOR
                          ----------------------------

     The name and Post Office address of the incorporator of the corporation is:

                      Steven R. Hake
                      3000 First Interstate Center
                      999 Third Avenue
                      Seattle, Washington  98104

     IN WITNESS WHEREOF, the incorporator above named has hereunto set his hand this 9th day of October, 1986.
     ---

                              Steven R. Hake
                              --------------------------------------------------
                              Steven R. Hake, Incorporator